CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Emeritus Corporation's Registration Statements Nos. 333-138414, 333-126106, 333-70580, 333-60323, and 333-05965 on Form S-8 of our report dated June 7, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement) on the consolidated balance sheets of Summerville Senior Living, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2006, appearing in this Current Report on Form 8-K dated June 11, 2007 of Emeritus Corporation.

Deloitte & Touche LLP

San Francisco, California
June 11, 2007